1

                   Delta Natural Gas Company, Inc.
                         3617 Lexington Road
                     Winchester, Kentucky 40391


           Notice To Common Shareholders Of Annual Meeting
                    To Be Held November 15, 2001




Please take notice that the Annual Meeting of Shareholders of Delta Natural Gas Company, Inc. will be held at the principal office of the Company, 3617 Lexington Road, Winchester, Kentucky, on Thursday, November 15, 2001 at 10:00 a.m. for the purposes of:

(1)  Electing three Directors for three year terms expiring in 2004; and

(2)  Acting on such other business as may properly come before the meeting.


Holders of Common Stock of record at the close of business on October 1, 2001 will be entitled to vote at the meeting.



By Order of the Board of Directors

John F. Hall

Vice President - Finance,
Secretary and Treasurer

Winchester, Kentucky
October 8, 2001



To ensure proper representation at the meeting at a minimum of expense, it will be very helpful if you fill out, sign and return the enclosed proxy promptly.

                                Proxy Statement

                        Delta Natural Gas Company, Inc.
                              3617 Lexington Road
                          Winchester, Kentucky 40391

                         Information Concerning Proxy



This solicitation of proxies is made by Delta Natural Gas Company, Inc. ("Delta" or "the Company"), upon the authority of Delta's Board of Directors and the costs associated with this solicitation will be borne by Delta. Management intends to use the mails to solicit all Shareholders and intends first to send this proxy statement and the accompanying form of proxy to Shareholders on or about October 8, 2001. Delta will provide copies of this proxy statement, the accompanying proxy and the Annual Report to brokers, dealers, banks and voting trustees and their nominees for mailing to beneficial owners and upon request therefor will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of Delta in person or by telephone, but without extra compensation. As part of its duties as registrar and transfer agent, Fifth Third Bank mails Delta's proxy solicitation materials to shareholders. Fees for this service are included in the annual fee paid by Delta to Fifth Third Bank for its services as registrar and transfer agent.

You may revoke your proxy at any time before it is exercised by giving notice to Mr. John F. Hall, Vice President - Finance, Secretary and Treasurer of Delta.


                              Election of Directors


Delta's Board of Directors is classified into three classes, with terms expiring in either 2001, 2002 or 2003. The terms of three Directors, Donald R. Crowe, Lanny D. Greer and Billy Joe Hall, are scheduled to end in 2001. Donald R. Crowe, Lanny D. Greer and Billy Joe Hall are nominated to continue as Directors for a new three year term ending 2004.

If the enclosed proxy is duly executed and received in time for the meeting, and if no contrary specification is made as provided therein, the shares represented by this proxy will be voted for Donald R. Crowe, Lanny D. Greer and Billy Joe Hall as Directors of Delta. If one of them should refuse or be unable to serve, the proxy will be voted for such person as shall be designated by the Board of Directors to replace them as a Nominee. Management presently has no knowledge that any of the Nominees will refuse or be unable to serve.

The names of Directors and Nominees and certain information about them are set forth below:

                                  Additional Business
Name, Age and Position           Experience During            Period of Service
      Held With Delta                Last Five Years               As Director

Donald R. Crowe (1) - 67        Retired Senior Analyst         1966 to present
Director                        Department of Insurance
                                Commonwealth of Kentucky
                                Lexington, Kentucky

Jane Hylton Green (3) - 71      Retired Vice President -       1976 to present
Director                        Human Resources and
                                Secretary, Delta  and
                                Delta's subsidiaries

Lanny D. Greer (1) - 50         Chairman of the Board and      2000 to present
Director                        President, First National
                                Financial Corporation and
                                First National Bank
                                (commercial banking);
                                Manchester, Kentucky

Billy Joe Hall (1) - 64         Investment Broker,             1978 to present
Director                        LPL Financial Services
                                (general brokerage
                                services)
                                Mount Sterling, Kentucky

Glenn R. Jennings (2) - 52      President and Chief            1984 to present
Vice Chairman of the            Executive Officer and
Board, President and            Director of Delta's
Chief Executive Officer         subsidiaries


Lewis N. Melton (2)- 61         Professional Engineer          1999 to present
Director                        Secretary
                                Vaughn & Melton, Inc.
                                Middlesboro, Kentucky
                                (consulting engineering)

Name, Age and Position           Experience During             Period of Service
      Held With Delta                Last Five Years                As Director
                                Additional Business


Harrison D. Peet (3) - 81       Chairman of the Board of       1950 to present
Chairman of the Board           Delta's subsidiaries

Arthur E. Walker, Jr.(2) - 56
Director                        President                      1981 to present
                                The Walker Company
                                (general and
                                highway construction)
                                Mount Sterling, Kentucky

Michael R. Whitley (3)- 58      Retired Vice-Chairman,         2000 to present
                                President and Chief
                                Operating Officer
                                LG&E Energy Corp.
                                (diversified utility)
                                Louisville, Kentucky;
                                Chairman of the Board,
                                President and Chief
                                Executive Officer
                                KU Energy and Kentucky
                                Utilities
                                (electric utility)
                                Lexington, Kentucky

(1)  Term expires November 15, 2001.

(2)  Term expires on date of Annual Meeting of Shareholders in 2002.

(3)  Term expires on date of Annual Meeting of Shareholders in 2003.

                          Committees and Board Meetings

Delta has an Audit Committee comprised of Mrs. Green and Messrs. Hall, Greer and Whitley. The Committee, which met two times during fiscal 2001, is empowered to recommend independent auditors to the Board, review audit results and financial statements, review the system of internal control and make reports and recommendations to the Board. The Committee was in compliance with its written charter.

Delta has a Nominating and Compensation Committee comprised of Messrs. Crowe, Melton and Walker. The Committee, which met three times during fiscal 2001, is empowered to make recommendations to the Board as to the compensation of the Board and Officers and any other personnel matters. The Committee also is empowered to present to the Board names of individuals who would make suitable Directors. The Committee will consider Nominees recommended by Shareholders, if such nominations are submitted in writing to the attention of Mr. John F. Hall at Delta's corporate office in Winchester, Kentucky.

Delta has an Executive Committee comprised of Messrs. Jennings, Peet and Walker. The Committee, which did not meet during fiscal 2001, is empowered to act for and on behalf of the Board of Directors, during the interval between the meetings of the Board of Directors, in the management and direction of the business of the Company.

During fiscal 2001, Delta's Board of Directors held four meetings. All Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings.

Each Non-Officer Director (except for the Chairman) receives a monthly Directors' fee of $700 and no additional fees for attending board and committee meetings. Mr. Peet, as Chairman of the Board of Directors, is paid a monthly fee of $3,750. Mr. Jennings, as Vice-Chairman of the Board of Directors, is paid a monthly fee of $1,000. In 2001, each Non-Officer Director (except for the Chairman) received a bonus of $2,016. Mr. Peet, as Chairman of the Board of Directors, received a bonus of $10,800, and Mr. Jennings, as Vice Chairman of the Board of Directors, received a bonus of $2,880. In addition, each Director was issued without cost to the Director one hundred shares of Delta's common stock in fiscal year 2001.

                                Officers of Delta
                                                               Date Began
                                                                In This
Name                    Position(1)                 Age        Position(2)

John B. Brown(3)        Controller                  34           3/1/99


Johnny L. Caudill       Vice President -            52           3/1/95
                        Administration and
                        Customer Service

John F. Hall            Vice President -            58           3/1/95
                        Finance, Secretary
                        and Treasurer

Alan L. Heath           Vice President -            54           5/21/84
                        Operations and
                        Engineering

Glenn R. Jennings       President and               52           11/17/88
                        Chief Executive Officer


(1) Each Officer is normally elected to serve a one year term. Each Officer's current term is scheduled to end on November 15, 2001, the date of the Board of Directors' meeting following the Annual Shareholders' Meeting, except Mr. Jennings has an employment contract in his present capacity through November 30, 2005 (see "Employment Agreement and Change in Control Agreements").

(2) All current Officers except Mr. Brown have functioned as Officers of Delta for at least five years.

(3) Mr. Brown was elected an Officer on March 1, 1999. Mr. Brown held the position of Manager - Accounting & Finance for 4 years. Prior to that, Mr. Brown, a Certified Public Accountant, was employed in various accounting capacities for approximately 5 years by Arthur Andersen LLP.

                   Board Nominating and Compensation Committee
                        Report on Executive Compensation

The Nominating and Compensation Committee of the Board of Directors ("Committee") is composed of three independent, non-employee directors. Among other duties, the Committee is responsible for developing and making recommendations to the Board with respect to Delta's executive compensation. All decisions by the Committee relating to the compensation of Delta's executive officers, including the Chief Executive Officer, are reviewed and given final approval by the full Board of Directors. During 2001, no decisions of the Committee were modified in any material way or rejected by the full Board.

The goal of the Committee in establishing the compensation for the Company's executive officers is to provide fair and appropriate levels of compensation that will ensure the Company's ability to attract and retain a competent and energetic management team.

Salaries for Delta's officers, including all executive officers and the Chief Executive Officer, are determined in a manner similar to that for all employees, using a pay grade system established with the assistance of a consulting firm. Salary grades are developed for all positions in the Company through the use of external comparisons with other companies and are periodically adjusted for inflation. The salary grades have a minimum and maximum compensation level for each grade. Salary increases for executive officers are established by the Committee, considering factors which include the overall raises budgeted for the Company, individual performance of the executive officers and their position in their individual pay grades. There is no specific, quantified relationship between corporate performance and individual compensation.

There is no formal bonus plan for executive officers or the Chief Executive Officer. Bonuses have been paid in the past from time to time, at the discretion of the Board of Directors, based on the Company's overall performance and the contributions and performances of the individual officers and other employees. There has been no specific, quantified relationship between corporate performance and individual bonuses.

A summary of the compensation awarded to Glenn R. Jennings, President and Chief Executive Officer of the Company, Alan L. Heath, Vice President - Operations and Engineering, John F. Hall, Vice President - Finance, Secretary and Treasurer and Johnny L. Caudill, Vice President - Administration and Customer Service, is set forth in the "Summary Compensation Table". The compensation paid and the other components of Mr. Jennings', Mr. Heath's, Mr. Hall's and Mr. Caudill's 2001 salary packages are generally consistent with prior years.

                                    Donald R. Crowe,  Committee Chairman
                                    Billy Joe Hall
                                    Arthur E. Walker, Jr.


                             Audit Committee Report

The Audit Committee is made up of non-employee directors who are independent, as defined in the applicable National Association of Securities Dealers listing standards. Delta's Board has adopted a written charter for the Audit Committee. The Committee has complied with its charter including the requirement to meet periodically with Delta's independent auditors and its internal auditor (with and without management present) to discuss the auditors' findings and other financial and accounting matters.

Arthur Andersen LLP, Delta's independent auditor, has provided the Audit Committee with written assurance of its independence (as required by Independence Standards Board Standard No. 1). The Audit Committee also met with Arthur Andersen and discussed Arthur Andersen's independence, the results of its audit and other matters required to be discussed by applicable accounting standards (including SAS 61).

The Audit Committee has considered whether the provision of service to Delta by Arthur Andersen LLP, beyond those rendered in connection with the audit and review of our financial statements, is compatible with maintaining their independence. The Audit Committee has reviewed and discussed with management the audited financial statements that appear in the 2001 Annual Report.

The Audit Committee recommended to the Board of Directors that the financial statements for 2001 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Company incurred the following fees for services performed by Arthur Andersen LLP in fiscal 2001:

     Auditfees - Fees for the fiscal year 2001 audit and the review of Forms 10-Q are $74,500.

     Financial information systems design and implementation fees - Arthur Andersen LLP did not render any services related to financial information systems design and implementation for the fiscal year ended June 30, 2001.

     All other fees - Aggregate fees billed for all other services rendered by Arthur Andersen LLP for the fiscal year ended June 30, 2001 are $20,085.


                                       Respectfully submitted,

                                       THE AUDIT COMMITTEE

                                       Billy Joe Hall, Committee Chairman
                                       Jane Hylton Green
                                       Lanny D. Greer
                                       Michael R. Whitley

                                  Summary Compensation Table

The following table sets forth information for the last three fiscal years concerning the compensation of the Company's Chief Executive Officer and the other three (3) Executive Officers whose total annual salary and bonus exceeded $100,000.


                                        Annual
       Name and                        Compensation     All Other
Principal Position     Year     Salary   Bonus       Compensation(1)


Glenn R. Jennings      2001   $162,400   $ 40,320      $ 24,000
   President and       2000   $158,400   $ 12,992      $ 24,000
   Chief Executive     1999   $154,500   $   --        $ 24,000
   Officer

Alan L. Heath          2001   $106,000   $ 13,024      $   --
   Vice President -    2000   $103,300   $  4,240      $   --
   Operations and      1999   $100,700   $   --        $   --
   Engineering

Johnny L. Caudill      2001   $ 95,200   $ 12,024      $   --
  Vice President -     2000   $ 92,400   $  3,808      $   --
  Administration and   1999   $ 89,700   $   --        $   --
  Customer Service

John F. Hall           2001   $ 94,700   $ 11,965      $   --
  Vice President -     2000   $ 91,900   $  3,788      $   --
  Finance, Secretary   1999   $ 89,200   $   --        $   --
  and Treasurer



(1) During each of the last three fiscal years, Delta forgave a portion of the principal amount of a loan made by Delta to Mr. Jennings (see "Certain Relationships and Related Transactions" for a discussion of this loan).

                 Comparison of Five Year Cumulative Total Return
                     Among the Company, S & P Utilities and
                     Natural Gas Distribution Industry Index


The following graph sets forth a comparison of five year cumulative total return among the common shares of the Company, the S & P Utilities and the Edward D. Jones & Co. Natural Gas Distribution Industry Index ("Industry Index") for the fiscal years indicated. Information reflected on the graph assumes an investment of $100 on June 30, 1996 in each of the common shares of the Company, the S & P Utilities and the Industry Index. Cumulative total return assumes reinvestment of dividends. The Industry Index consists of seventeen natural gas distribution companies chosen by Edward D. Jones & Co. The Company is one of the companies included in the Industry Index.


















                          1996     1997     1998     1999     2000     2001
                        ------   ------   ------   ------   ------   ------

Delta                      100.0    122.0    130.1    130.0    128.3    175.3

S & P Utilities Index      100.0    105.5    137.4    149.2    155.0    188.0

Industry Index             100.0    113.6    136.8    147.2    139.5    182.1

                    Estimated Annual Benefits Upon Retirement


Delta has a trusteed, non-contributory, defined benefit retirement plan. The following table illustrates the approximate pension benefits payable under the terms of the plan to employees retiring at the normal retirement age of 65 assuming five years' average annual compensation and years of service as indicated:


Average Annual                 Estimated Annual Benefits For
Compensation                    Years of Service Indicated
(Five Year
Average)         15         20         25         30         35

$100,000   $ 24,000   $ 32,000   $ 40,000   $ 48,000   $ 56,000
 125,000     30,000     40,000     50,000     60,000     70,000
 150,000     36,000     48,000     60,000     72,000     84,000
 175,000     42,000     46,000     70,000     84,000     98,000
 200,000     48,000     64,000     80,000     96,000    112,000

The plan is available to all employees as they become eligible. The basic retirement benefit is payable for 120 months certain and life thereafter, based upon a formula of 1.6% of the highest five years average monthly salary for each year of service. The compensation used to determine the average monthly salary under the plan includes only base salary of employees (see "Salary" in the "Summary Compensation Table"). An employee may also elect from various joint, survivor, lump sum and annuitant provisions that would change the above amounts. Social Security benefits would be in addition to the amounts received under Delta's pension plan.

Mr. Jennings, Mr. Heath, Mr. Hall and Mr. Caudill have twenty-two years, seventeen years, twenty-two years and twenty-nine years, respectively, of credited service in the plan.



                            Employment Agreement and
                          Change in Control Agreements


Delta has an agreement with Mr. Jennings that provides for Mr. Jennings' employment in his present capacity through November 30, 2005, and such agreement automatically extends one additional year on each November 30, unless either Delta or Mr. Jennings delivers to the other notice that such automatic extension shall not occur. This agreement provides for the termination of Mr. Jennings' employment in the event of his death or disability or for cause. In addition, Mr. Jennings may terminate his employment following a change in control if he determines in good faith that, due to the change in control, either his continued employment is not in Delta's best interests or he is unable to carry out his duties effectively. A change in control is defined generally to include:
(i) the acquisition of 20% of Delta's voting stock by any entity, group or person; (ii) a change in the majority of Delta's Board of Directors; or (iii) certain organic changes involving Delta (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of Delta's assets, or similar transactions) that result in significant shifts in the ownership or control of Delta.

If Delta terminates Mr. Jennings' employment in violation of the agreement, Delta is required to continue to pay Mr. Jennings as severance pay his salary for the number of years remaining under the agreement, but in no event less than three years. If Mr. Jennings terminates his employment in good faith following a change in control, as described in the preceding paragraph, he is entitled to payment of the same total amount of severance pay described in the immediately preceding sentence, but in a lump sum payment, payable upon his termination. Mr. Jennings' current yearly salary is $168,000.

If Delta terminates Mr. Jennings in violation of the agreement, or if Mr. Jennings terminates his employment in good faith following a change in control, then, in addition to his severance pay, Mr. Jennings, for the years remaining under the agreement, but in no event less than three years, will continue to participate in all employee benefits and programs for which he otherwise would have been eligible and may at his option elect to receive title to the automobile then being provided to him by Delta, and Delta will forgive any remaining balance on the loan made to him (see "Certain Relationships and Related Transactions: for a description of this loan) and will pay Mr. Jennings an amount equal to any state or federal excise taxes he is required to pay as a result of payments made to him under the agreement.

Delta also has agreed to indemnify Mr. Jennings for actions taken by him in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.

On March 1, 2000, Delta entered into agreements with Mr. Heath, Mr. Caudill and Mr. Hall. The terms of the agreements become operative with a change in control while Mr. Heath, Mr. Caudill and Mr. Hall are corporate officers of Delta. For the purpose of the agreements, a change in control is defined generally to include: (i) the acquisition of 20% of Delta's voting stock by any entity, group or person; (ii) a change in the majority of Delta's Board of Directors; or (iii) certain organic changes involving Delta (e.g., reorganizations, mergers, share exchanges, consolidations, liquidations, sale of substantially all of Delta's assets, or similar transactions) that result in significant shifts in the ownership or control of Delta.

The agreements provide that Mr. Heath, Mr. Caudill and Mr. Hall may continue in the employment of Delta in their customary positions for a period of three years immediately following a change in control. During this time they would receive compensation consisting of (i) a base salary which would be not less than the annual rate in effect on the day before the change in control, with such increase as may thereafter be awarded in accordance with Delta's regular compensation practices; and (ii) incentive and bonus awards not less than the annualized amount of any such awards paid to them for the twelve months ending on the date of a change in control. In addition, their agreements provide for the continuance, at not less than the levels immediately before the change in control, of their employee benefit plans and practices.

Under the agreements, if Mr. Heath, Mr. Caudill and Mr. Hall are terminated by Delta without cause during the three year period immediately following a change in control, their compensation and benefits and service credits under the employee benefit plans will be continued for the remainder of the period, but in no event for less than two years following termination of employment. The current yearly salaries of Mr. Heath, Mr. Caudill and Mr. Hall are $112,000, $100,200, and $99,700, respectively. If so terminated without cause, Mr. Heath, Mr. Caudill and Mr. Hall may elect to receive their total base salary due as a lump sum payment and, in lieu of Delta's normal obligation to furnish them an automobile, may elect to receive title to the automobile then currently being furnished to them. Delta also agrees to pay Mr. Heath, Mr. Caudill and Mr. Hall an amount equal to any state or federal excise taxes they are required to pay as a result of payments made to them under the agreement. If Mr. Heath, Mr. Caudill and Mr. Hall determine that in good faith they cannot continue to fulfill their responsibilities as a result of a change in control, then that is to be considered termination without cause.

Delta has agreed to indemnify Mr. Heath, Mr. Caudill and Mr. Hall for actions taken by them in good faith while performing services for Delta and has agreed to provide liability insurance for lawsuits and to pay legal expenses arising from any such proceedings.


                          Security Ownership Of Certain
                      Beneficial Owners and Management (1)

                                      Amount and Nature
                                         Of Beneficial              Percent Of
Name Of Owner                          Ownership(2)(3)(4)              Stock

Donald R. Crowe (5)                           13,943                      *
                                     (7,343 shares jointly owned)

Jane Hylton  Green (5)                        9,714
                                      (875 shares jointly owned)          *

Lanny D. Greer (5)                              200                       *

Billy Joe Hall (5)                             5,057                      *

Glenn R. Jennings (5) (6)                      8,106                      *

Lewis N. Melton (5)                            5,518                      *

Harrison D. Peet (5)(7)                       17,156                      *
                                     (14,600 shares jointly owned)

Arthur E. Walker, Jr. (5)(8)                  17,357                      *
                                     (5,984 shares jointly owned)

Michael R. Whitley (5)                        10,100                      *


All Directors and Officers                    95,490                      3.8%
as a Group (13 persons)            (28,849 shares jointly owned)


* Less than 1%.




(1)  The only class of stock issued and outstanding is Common Stock.

(2) Under the terms of Delta's Employee Stock Purchase Plan, all Officers and employees (with certain limited exceptions) have the right to contribute 1% of their July 1, 2001 annual salary level on a monthly basis. At the end of fiscal 2002, Delta will issue its Common Stock, based upon 2002 contributions, using an average of the high and low sale prices of Delta's stock as quoted in the National Association of Securities Dealers Automated Quotation National Market System on the last business day in June, 2002, and will match those shares so purchased. If employees cease to participate in the plan prior to year end, their contributions will be returned with no matching Company portion. The continuation and terms of the plan are subject to approval by Delta's Board of Directors on an annual basis. As a result, all the persons listed who are Officers (Directors, however, have no rights under this plan, unless they are also Officers) have the right to participate in the Plan in 2002. Stock acquired pursuant to the Plan during fiscal 2002 will not be issued until July, 2002. Accordingly, ownership figures in the above table do not include shares to be issued under the Plan for fiscal 2002.

(3) The persons listed, unless otherwise indicated in this column, are the sole beneficial owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities.

(4) The figures, which are as of August 1, 2001, are based on information supplied to Delta by its Officers and Directors.

(5)  Director.

(6)  Officer.

(7)  The listed shares include 14,600 shares held by Mr. Peet's wife.

(8) The listed shares include 5,070 shares held by Mr. Walker as guardian for his children and 914 shares held by his wife.




                             Appointment of Auditors


     Arthur Andersen LLP, upon recommendation of the Audit Committee and approval by Delta's Board of Directors, was appointed independent public accountants and auditors in connection with Delta's accounting matters and made an annual audit of the accounts of Delta and its subsidiary companies for the fiscal year ending June 30, 2001. Arthur Andersen LLP have been auditors for Delta since 1962 and, both by virtue of their long familiarity with Delta's affairs and their ability, are considered to be well qualified to perform this important function. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, and they will have an opportunity to make a statement, if they so desire, and will be available to respond to questions.



                 Certain Relationships and Related Transactions

Delta has an agreement with Glenn R. Jennings, President and Chief Executive Officer and a Director of Delta, under the terms of which Mr. Jennings received a secured loan of $160,000. The agreement provides that interest is to be paid by Mr. Jennings at the annual rate of 6%, payable monthly, with Delta forgiving $2,000 of the principal amount for each month of service Mr. Jennings completes. The outstanding balance on this loan was $124,000 as of August 31, 2001. The maximum amount outstanding during fiscal 2001 was $150,000.




                 Shareholders' Proposals For 2002 Annual Meeting

Any proposal by a shareholder to be submitted for possible inclusion in Delta's proxy soliciting materials for its 2002 annual meeting of shareholders must be received by Delta no later than June 11, 2002.

Shareholder proxies in connection with Delta's 2002 annual shareholders' meeting will confer on the proxyholders discretionary authority to vote on any matter presented at that meeting, unless notice that such matter will be presented at the 2002 meeting is provided to Delta no later than August 27, 2002.



                              Financial Statements

Delta's 2001 Annual Report to Shareholders containing financial statements will precede or accompany the mailing of this proxy to Common Shareholders.


             Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations, the Company's directors, certain officers, and persons who own greater than 10 percent of the Company's equity securities are required to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and to furnish the Company with copies of all such reports they file.

Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that during fiscal 2001 all filing requirements applicable to their respective directors, officers, and 10 percent shareholders were satisfied.



                                  Other Matters

Management is not aware of any other matters to be presented at the meeting of Shareholders to be held on November 15, 2001. However, if any other matters come before the meeting, it is intended that the Holders of proxies solicited hereby will vote such shares thereon in their discretion.

The Bylaws of Delta do not contain any requirement for shareholders to provide advance notice of proposals or nominations they intend to present at the annual meeting of shareholders.

As of the close of business on October 1, 2001, the record date fixed for determination of voting rights, Delta had outstanding 2,503,085 shares of Common Stock, each share having one vote. A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of Directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a higher vote is required by law.

Under applicable Kentucky law, each Common Shareholder of Delta is entitled to vote cumulatively for the election of Directors. This means that each Common Shareholder has the right to give one Nominee votes equal to the number of Directors to be elected multiplied by the number of shares of Common Stock the Shareholder owns or to distribute such votes among two or more Nominees as the Shareholder desires. The three nominees for Director receiving the highest number of votes will be elected.

There are no conditions precedent to the exercise of cumulative voting rights.

Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., "broker non-vote"), will be counted to determine the presence of a quorum but will not be deemed present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

Under Kentucky law, there are no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Shareholders' meeting.

Any stockholder may obtain without charge a copy of Delta's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year ended June 30, 2001, by submitting a request in writing to: John F. Hall, Vice President - Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, KY 40391.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

John F. Hall

Vice President - Finance,
Secretary and Treasurer

October 8, 2001

FORM OF PROXY


                      DELTA NATURAL GAS COMPANY, INC.
                          Holders of Common Stock
                           Appointment of Proxy

                  For the Annual Meeting of Shareholders
                To Be Held November 15, 2001 at 10:00 a.m.
                 at the Principal Office of the Company at
                 3617 Lexington Road, Winchester, Kentucky


The undersigned hereby appoints Harrison D. Peet and Glenn R. Jennings, and either of them with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in Delta Natural Gas Company, Inc. at the Annual Meeting of its Shareholders to be held November 15, 2001 and at any adjournments thereof, upon all matters that may properly come before the meeting, including the matters identified (and in the manner indicated) on the reverse side of this proxy and described in the proxy statement furnished herewith.


This proxy is solicited on behalf of the Board of Directors, which recommends votes FOR all items. It will be voted as specified. If not specified, the shares represented by this proxy will be voted FOR all items.

Please sign and date this proxy on the reverse side, and return it promptly in the enclosed envelope.

Indicate your vote by an (X) in the appropriate boxes:

ITEM:

1.       Election of Directors
         Nominees for three year term expiring 2004:

                          Donald R. Crowe
                          Lanny D. Greer
                          Billy Joe Hall


    --                        ---                     ---
    FOR all Nominees          WITHHELD all Nominees   FOR all
                                                      Nominees EXCEPT
                                                      those listed below


                                                    -------------------------

                                                    NUMBER OF SHARES




                                   SIGN EXACTLY AS NAME(S) APPEARS HEREON:

                                   X______________________________________

                                   X______________________________________

         If joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

                             Date ____________________________, 2001